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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[x]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Knight/Trimark Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          KNIGHT/TRIMARK GROUP, INC.
                           Newport Tower, 23rd Floor
                           525 Washington Boulevard
                         Jersey City, New Jersey 07310
                                (201) 222-9400

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of Knight/Trimark Group, Inc.:

   NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") of Knight/Trimark Group, Inc., a Delaware corporation ("Knight/Trimark" or the "Company"), will be held at The Waldorf=Astoria, 301 Park Avenue, New York, New York 10022 on Wednesday, May 17, 2000 at 1:00 p.m., for the following purposes, which are more fully described in the accompanying Proxy Statement:

  1. To approve the change of the Company's name to Knight Trading Group, Inc.;

  2. To amend the Company's Certificate of Incorporation to increase the Company's authorized Class A common stock, par value $.01 per share (the "Class A Common Stock"), from 200 million shares to 500 million shares;

  3. To elect 15 members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are duly elected and shall have qualified;

  4. To approve an amendment to the Company's 1998 Long-Term Incentive Plan to increase the number of shares of the Company's Class A Common Stock authorized for issuance thereunder from 14,291,000 to 24,291,000;

  5. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000; and

  6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of shares of Knight/Trimark Class A Common Stock at the close of business on April 5, 2000 are entitled to notice of, and to vote at, the Annual Meeting. On that day, [122,155,620] million shares of Knight/Trimark Class A Common Stock were outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination, for proper purposes, during ordinary business hours at Knight/Trimark's corporate offices, Newport Tower, 23rd Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310, and at ChaseMellon Shareholder Services, L.L.C., 44 Wall Street, 6th Floor, New York, New York 10005, during the 10 days before the Annual Meeting.

   Your vote is very important regardless of how many shares of Knight/Trimark Class A Common Stock you own. Regardless of whether you plan to attend the Annual Meeting, you are requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise by: (1) attending and voting in person at the Annual Meeting; (2) giving notice of revocation of the proxy at the Annual Meeting; or (3) delivering to the Secretary of Knight/Trimark (a) a written notice of revocation or (b) a duly executed proxy relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy previously executed.

                                          By order of the Board of Directors,

                                          /s/ Steven L. Steinman
                                          Steven L. Steinman
                                          Chairman

April [18], 2000

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.

                          KNIGHT/TRIMARK GROUP, INC.

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2000

                               ----------------

                                PROXY STATEMENT

  This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Knight/Trimark Group, Inc., a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, "Knight/Trimark" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders, which will be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022 on May 17, 2000 at 1:00 p.m. (the "Annual Meeting"). This Proxy Statement, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to stockholders on or about April [18], 2000.

  At the Annual Meeting, the Knight/Trimark stockholders will be asked to consider and vote on proposals to: (i) approve the change of the Company's name to Knight Trading Group, Inc.; (ii) amend the Company's Certificate of Incorporation to increase the Company's authorized Class A Common Stock from 200 million shares to 500 million shares; (iii) elect 15 members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are duly elected and shall have qualified; (iv) amend the Company's 1998 Long-Term Incentive Plan to increase the number of shares of the Company's Class A Common Stock authorized for issuance thereunder from 14,291,000 to 24,291,000; (v) ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000; and
(vi) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Beneficial owners of stock held by banks, brokers or investment plans (in "street name") will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

  The principal executive offices of the Company are located at Newport Tower, 23rd Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310, and the telephone number is (201) 222-9400.

Solicitation and Voting of Proxies; Revocation

  As described in more detail below, you may vote in any of the four following ways: (1) by attending the 2000 Annual Meeting; (2) by calling the toll-free telephone number listed on the proxy card (only for shares held in street name); (3) by voting on the Internet at the address listed on the proxy card (only for shares held in street name); or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

  If your shares are held in street name, you will be able to vote by telephone or on the Internet by following the instructions on the proxy form you receive from your bank or broker. If your bank or brokerage firm provides this service, your voting form will provide instructions. If your voting form does not provide for voting via the Internet or by telephone, please complete and return the paper Proxy in the self-addressed postage paid envelope provided.

  Shares of Knight/Trimark Class A Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or before the Annual Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Knight/Trimark Class A Common Stock represented by such Proxy will be voted as follows:

  FOR the proposal to change the Company's name to Knight Trading Group, Inc.;

  FOR the proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized Class A Common Stock from 200 million shares to 500 million shares;

  FOR the election of each of the 15 nominees to the Company's Board of Directors;

  FOR the proposal to amend the Company's 1998 Long-Term Incentive Plan to increase the number of shares of the Company's Class A Common Stock authorized for issuance thereunder from 14,291,000 to 24,291,000; and

  FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000.

  The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy.

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Annual Meeting by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the Proxy at the Annual Meeting; or (iii) delivering to the Secretary of Knight/Trimark (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the Proxy previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Knight/Trimark Group, Inc., Newport Tower, 23rd Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Secretary, and must be received before the taking of the votes at the Annual Meeting.

  The Company will bear the entire cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. The Company has retained the services of ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") to assist in the solicitation of Proxies. ChaseMellon will receive a fee from the Company for services rendered of approximately $8,000, plus out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from stockholders of the Company by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Record Date; Outstanding Shares; Voting at the Annual Meeting

  Only holders of Knight/Trimark Class A Common Stock at the close of business on April 5, 2000 will be entitled to receive notice of and to vote at the Annual Meeting. At the close of business on April 5, 2000, the Company had outstanding and entitled to vote [122,155,620] shares of Knight/Trimark Class A Common Stock. All share numbers contained herein reflect the two-for-one stock split effective May 1999. Shares of Knight/Trimark Class A Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be counted as votes cast in favor of the matters brought before the stockholders at the Annual Meeting. Proxies relating to street name shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Annual Meeting as to any proposal as to which authority to vote is withheld by the broker.

  The presence, in person or by proxy, at the Annual Meeting of the holders of at least a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Because the change of corporate name, the increase in authorized Class A Common Stock, the amendment to the 1998 Long-Term Incentive Plan, and the ratification of PricewaterhouseCoopers LLP require the approval of a majority of the votes entitled to be cast by the stockholders of the outstanding shares of Knight/Trimark Class A Common Stock, abstentions and broker non-votes will have the same effect as a negative vote on these proposals. However, abstentions from voting on the election of directors (including broker non-votes) will have no effect on the outcome of the vote.

                     PROPOSAL 1--CHANGE OF CORPORATE NAME

  The Board of Directors has unanimously adopted resolutions approving, declaring advisable and recommending adoption by the stockholders of an amendment to the Company's Certificate of Incorporation to change the name of the Company from Knight/Trimark Group, Inc. to Knight Trading Group, Inc. The Board of Directors believes that the change in name will assist in the marketing of the Company's brand, "Knight", and the proposed name more accurately reflects the Company's business line and serves to emphasize the Company's vision of enabling investors to trade all types of equity securities and equity options at any time from anywhere in the world. Accordingly, the Company has already changed the name of its broker-dealer subsidiaries (Trimark Securities, Inc. to Knight Capital Markets, Inc.; Arbitrade LLC to Knight Financial Products LLC) that did not include the Knight name, to prepare for its branding campaign.

  If this proposal is approved, Article First of the Company's Certificate of Incorporation will be amended to read as follows: "The name of the Corporation is Knight Trading Group, Inc. (hereinafter called the "Corporation")." Current Company stock certificates will remain valid and no exchange of certificates will be required, unless and until the securities are sold or transferred. Under Delaware law, the amendment to the Certificate of Incorporation would become effective upon stockholder approval and the filing of the amendment with the Secretary of State of the State of Delaware. The amendment to the Certificate of Incorporation will be filed as soon as reasonably practicable after the approval of this proposal by the stockholders. Under applicable Delaware law, the affirmative vote of the holders of a majority of the Class A Common Stock outstanding on the record date is required to adopt the proposed amendment to the Certificate of Incorporation. As a result, abstentions and broker non-votes are effectively equivalent to votes against this proposal. Unless otherwise instructed, properly executed Proxies that are timely received and not subsequently revoked, but not marked, will be voted in favor of the proposed amendment to the Certificate of Incorporation.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO CHANGE THE NAME OF THE COMPANY TO KNIGHT TRADING GROUP, INC.

            PROPOSAL 2--TO INCREASE AUTHORIZED CLASS A COMMON STOCK

  The Board of Directors of the Company has unanimously adopted resolutions approving, declaring advisable and recommending adoption by the stockholders of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Class A Common Stock from 200,000,000 shares to 500,000,000 shares.

  As of April 5, 2000, the Company had [122,155,620] shares of Class A Common Stock issued and outstanding. Also on that date, the Company had [13,184,835] shares of Class A Common Stock subject to outstanding options under the Company's 1998 Long-Term Incentive Plan. The Company effected a 2-for-1 stock split by means of a 100% stock dividend as of the close of business on May 14, 1999 and on January 12, 2000 issued 10,505,001 shares of Class A Common Stock pursuant to its acquisition of Arbitrade Holdings LLC. Accordingly, the Company has issued or reserved for issuance a majority of the authorized Class A Common Stock, and, thus, a limited number of shares would be available to the Company for use in connection with any future corporate needs.

  The lack of authorized Class A Common Stock available for issuance would limit the Company's ability to effectuate future stock splits or dividends. The Company would also be unnecessarily restricted in its ability to pursue opportunities for future acquisitions, mergers, financings and other corporate transactions. The Board of Directors believes that the increase in the authorized shares of Class A Common Stock is necessary to provide the Company with the flexibility to pursue the types of opportunities described above without the added delay and expense of obtaining stockholder approval each time an opportunity requiring the issuance of shares may arise.

  This proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Class A Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

  The additional shares of Class A Common Stock to be authorized by adoption of the amendment to the Certificate of Incorporation would have rights identical to the current outstanding shares of Class A Common Stock of the Company. Adoption of the proposed amendment to the Certificate of Incorporation would not affect the rights of the holders of current outstanding shares of Class A Common Stock.

  Under applicable Delaware law, the affirmative vote of the holders of a majority of the Class A Common Stock outstanding on the record date is required to adopt the proposed amendment to the Certificate of Incorporation. As a result, abstentions and broker non-votes are effectively equivalent to votes against this proposal. Unless otherwise instructed, properly executed Proxies that are timely received and not subsequently revoked, but not marked, will be voted in favor of the proposed amendment to the Certificate of Incorporation. If the proposal is approved, the Company intends to file an amendment to the Certificate of Incorporation shortly after the meeting. The amendment to the Certificate of Incorporation will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware. The Board of Directors would then be free to issue the newly issued authorized shares of Class A Common Stock without further action on the part of the stockholders, subject to transactions requiring stockholder approval pursuant to the Company's Certificate of Incorporation or Delaware law.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO INCREASE THE AUTHORIZED CLASS A COMMON STOCK.

                       PROPOSAL 3--ELECTION OF DIRECTORS

  Directors of the Company will be elected by a plurality vote of the outstanding shares of Knight/Trimark Class A Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

  Knight/Trimark currently has fourteen directors on its Board of Directors, thirteen of whom have been nominated for election this year and have agreed to serve if elected. Each of the thirteen current directors nominated for election this year was elected by the stockholders at the 1999 Annual Meeting of Stockholders, with the exception of Peter S. Hajas who was appointed as a director in January 2000 to fill the vacancy created by the resignation of Charles A. Zabatta in September 1999. Martin Averbuch resigned as a director in January 2000 and his vacancy has not been filled.

  Steven L. Steinman, who currently serves as Chairman of the Board of Directors, is retiring from the Board of Directors upon the expiration of his current term and, therefore, will not stand for re-election. Mr. Steinman was a co-founder of the Company's predecessor, Roundtable Partners, L.L.C. (the "LLC"), along with Messrs. Pasternak, Raquet and Lazarowitz, and served as the Chairman of the LLC until the Company's initial public offering and has served as Chairman of the Company since then. Mr. Steinman was also the Founder and Chief Executive Officer of Knight Capital Markets, Inc. ("Knight Capital Markets"). The Board of Directors and management, on behalf of our stockholders, thank him for his efforts.

  The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

Nominees for Election as Directors

  The name, age (as of March 31, 2000), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for Director are set forth hereafter.

  Kenneth D. Pasternak (46), President, Chief Executive Officer and Director of the Company, has over 20 years of experience in the securities industry. For the past four years, Mr. Pasternak has been the President, Chief Executive Officer and a trading room supervisor for the Company's wholly-owned subsidiary Knight Securities, L.P. ("Knight Securities"). Before co-founding the LLC and Knight Securities, Mr. Pasternak served as Senior Vice President, Limited Partner and Trading Room Manager for Spear Leeds & Kellogg/Troster Singer, a trading firm, from July 1979 to July 1994. Mr. Pasternak received his B.A. degree from the State University of New York at New Paltz in 1976.

  Walter F. Raquet (55), Executive Vice President and Director of the Company, has over 30 years of experience in the securities industry. For the past four years, Mr. Raquet has been the Chief Operating Officer of Knight Securities. Mr. Raquet was one of the co-founders of the LLC and Knight Securities. From 1992 to 1994, he was a Senior Vice President with Spear, Leeds & Kellogg/Troster Singer managing their technology and marketing functions. From 1982 to 1992, Mr. Raquet was a Partner at Herzog Heine & Geduld, Inc., a trading firm, where he directed the firm's technology and marketing efforts. Mr. Raquet was also Corporate Controller for PaineWebber Incorporated between 1980 and 1982. He was Executive Vice President of Cantor Fitzgerald from 1977 to 1980 and Controller for Weeden & Co. from 1968 to 1976. He is a CPA and practiced at the accounting firm of Price Waterhouse. Mr. Raquet received a B.S. degree in Accounting from New York University in 1966.

  Robert I. Turner (47), Executive Vice President, Chief Financial Officer, Treasurer and Director of the Company and Chief Financial Officer of Knight Securities, has over 20 years of experience in the securities and financial services industries. For the past four years, Mr. Turner has served as the Chief Financial Officer for Knight Securities and in April 1996 he was elected to the advisory board of the LLC on which he served until the Company's initial public offering, at which time he joined the Board of Directors of the Company. From 1988 to 1995, Mr. Turner was a Corporate Vice President at PaineWebber Incorporated, serving in a variety of financial management positions in the fixed income, financial services, merchant banking and commodities trading divisions. From 1982 to 1987, Mr. Turner worked for Citicorp in the treasury and investment banking divisions. From 1979 to 1981, Mr. Turner practiced at the accounting firm of Price Waterhouse where he became a CPA. Mr. Turner received his B.A. from the State University of New York at Binghamton in 1973 and his M.S.B.A. from the University of Massachusetts at Amherst in 1976.

  Robert M. Lazarowitz (43), Executive Vice President and Director of the Company and Chief Operating Officer of Knight Capital Markets (formerly Trimark Securities, Inc.), has over 20 years of experience in the securities and financial services industries. For the past 11 years, Mr. Lazarowitz served first as Chief Financial Officer and then as Chief Operating Officer of Knight Capital Markets. Mr. Lazarowitz was also a co-founder of the LLC. From 1985 to 1987, he served as Chief Financial Officer of Bach Management/Investment Banking and, from 1984 to 1985, as Chief Operating Officer of Traubner Bach Co. Inc. He has been a member of the NASD's Intermarket Trading System Committee for the past three years. Mr. Lazarowitz received his B.S. in Accounting from the University of South Florida in 1978.

  Anthony M. Sanfilippo (43), Executive Vice President and Director of the Company and President of Knight Capital Markets, has over 22 years of experience in the securities industry. For the past two years, he has been the President of Knight Capital Markets. From 1993 to 1997, Mr. Sanfilippo was President and Chief Executive Officer of Tradetech Securities, a market maker in the Third Market which he founded in 1993. From 1988 to 1993, he served as Executive Vice President at Mesirow Financial, managing the Institutional Equity Division and Regional Exchange Specialist Operations. From 1980 to 1986, he was Vice President of Jefferies & Co., an investment bank, where he co-managed the firm's capital commitments in listed securities. Mr. Sanfilippo is a member of the National Organization of Investment Professionals. He has also served as President of the Security Traders Association in Chicago and is currently serving on the NASDR Business District Conduct Committee. Mr. Sanfilippo attended DePaul University.

  Peter S. Hajas (39), Director of the Company and Chief Executive Officer of Knight Financial Products LLC ("Knight Financial Products"), has 18 years experience in the securities industry. For the past two years, Mr. Hajas has served first as a member and then as Chief Executive Officer of Knight Financial Products. From 1990 to 1998, Mr. Hajas was Managing Director of Global Fixed Income and Derivatives for Swiss Bank Corporation. From 1989 through October 1990, Mr. Hajas was a partner at O'Connor & Associates in charge of fixed income trading. Mr. Hajas was the Chairman and Head of Trading for Arbitech AB from 1987 to 1989. Before that, he was employed at O'Connor & Associates from 1983 to 1987. Mr. Hajas received a B.S. degree in Physics, Mathematics and Computer Science from Loyola University in Chicago in 1982.

  John G. Hewitt (49), President of Knight Securities, has over 20 years experience in the securities industry. Since June 1999, Mr. Hewitt has served as President of Knight Securities. From 1987 to 1999, Mr. Hewitt worked at Goldman, Sachs & Company, where he most recently was Vice President of Electronic Trading & Arbitrage Administration. Before that, he was a Senior Vice President and Chief Operating Officer of the New York Futures Exchange at the New York Stock Exchange from 1978 to 1987. Mr. Hewitt received his B.A. from the University of Rochester in 1973, his J.D. from Boston University Law School in 1978 and his LL.M. from New York University in 1984.

  Charles V. Doherty (66), Director of the Company, has served on the Board of the Company since the Company's initial public offering, and before that, as an advisory board member of the LLC since March 1995. He has been a Managing Director of Madison Asset Group, an investment advisory firm, since 1993. From 1986 to 1992, Mr. Doherty was President and Chief Operating Officer of the Chicago Stock Exchange specializing in information technology, marketing, floor operations and compliance. He is a CPA and founder of Doherty, Zable & Company, an accounting firm, where he served as President between 1974 and 1985. Mr. Doherty received his B.A. in Accounting, magna cum laude, from the University of Notre Dame in 1955 and his M.B.A. from the University of Chicago in 1967.

  Gene L. Finn (67), Director of the Company, has served on the Board of the Company since the Company's initial public offering and, before that, as an advisory board member of the LLC since March 1995. He served as Vice President and Chief Economist of the NASD from 1983 to 1995 and as Chief Economist and Senior Economic Adviser for the SEC from 1969 to 1982. In such capacities, Mr. Finn provided policy advice on stock market and investment company regulation and oversight. Mr. Finn is an independent consultant and has been a Director of Ameritrade Holding Corporation since December 1996. Mr. Finn holds a Ph.D. in Economics from the University of Wisconsin.

  Gary R. Griffith (60), Director of the Company, has served on the Board of the Company since the Company's initial public offering and, before that, as an advisory board member of the LLC since March 1995. He has been an independent financial consultant since 1990 and has worked in investment banking and financial consulting since 1980. Before 1980, Mr. Griffith was with CBS, Inc. and Price Waterhouse. Mr. Griffith is a CPA. Mr. Griffith received a B.S. in Business Administration from Ohio State University in 1963.

  Bruce R. McMaken (40), Director of the Company, has served on the Board of the Company since the Company's initial public offering and, before that, as an advisory board member of the LLC since March 1995. He also has been employed by Sanders Morris Harris Inc. ("SMH"), an investment banking firm, since 1992, and is currently serving as a Managing Director of Corporate Finance. Mr. McMaken serves as one of the managers of Environmental Opportunities Fund, Ltd. and Environmental Opportunities Funds II, two private equity funds managed by affiliates of SMH. Before joining SMH, Mr. McMaken provided independent corporate finance and venture capital advisory services to clients primarily in the environmental services, biotechnology and real estate development industries. He is also a director of IESI Corporation, a private solid waste collection and disposal company. He received his B.A. degree from Cornell University in 1981.

  J. Joe Ricketts (58), Director of the Company, has served on the Board of the Company since the Company's initial public offering. Mr. Ricketts is Chairman and Founder of Ameritrade Holding Corporation, an original member of the LLC. Previously, Mr. Ricketts was an investment advisor with Ricketts & Co., a registered representative with Dean Witter, and a branch manager at Dun & Bradstreet. Mr. Ricketts was also one of the founding members of CSS Management, Inc. of Denver, Colorado, a securities industry software developer. He is a director of Net.B@nk, Inc., the Securities Industry Association and Epoch Capital Partners (a new investment bank). Mr. Ricketts is also a member of the Board of Trustees of Creighton University. In 1968, he received his B.A. degree in economics from Creighton University in Omaha, Nebraska.

  Rodger O. Riney (54), Director of the Company, has served on the Board of the Company since the Company's initial public offering and, before that, as an advisory board member of the LLC since March 1995. He is the President of Scottsdale Securities, Inc., a discount brokerage firm he founded in 1980. In 1969, he joined Edward Jones & Co., a brokerage firm, and in 1975 became a General Partner of that firm. Mr. Riney received a B.S. degree in Civil Engineering in 1968 and an M.B.A. in 1969, both from the University of Missouri-Columbia.

  V. Eric Roach (37), Director of the Company, has served on the Board of the Company since the Company's initial public offering and, before that, as an advisory board member of the LLC since 1995. He founded Lombard Brokerage, a brokerage firm, in 1992 and was Chairman and Chief Executive Officer until Dean Witter, Discover & Co. acquired the company in 1997. Until July 1998, he was President of Discover Brokerage Direct, Inc., a wholly-owned subsidiary of Morgan Stanley, Dean Witter & Co., managing the company's strategy, marketing and public relations areas. From July 1998 to December 1999, he was in the direct business group of Morgan Stanley Dean Witter. He attended Brigham Young University and also attended the Executive M.B.A. program of Pepperdine University.

  Robert Greifeld (42), has been a Senior Vice President of SunGard Data Systems ("SunGard") since February 2000. He is also the Chief Executive Officer of SunGard's Trading System division. From August 1999 to February 2000, Mr. Greifeld was Vice President of SunGard, and from May 1999 to August 1999, he was Chief Executive Officer of the SunGard Brokerage Systems Group. From 1993 to 1999, Mr. Greifeld was President of Automated Securities Clearance, Ltd., which was acquired by SunGard in March 1999. Mr. Greifeld is chairman of the advisory committee of the BRUT Utility LLC. Mr. Greifeld holds a B.A. from Iona College and an M.B.A. from New York University.

Board of Directors and its Committees

  During 1999, the Company's Board of Directors met five times and took actions by unanimous written consent on other occasions.

  The Company has, as standing committees, a Finance and Audit Committee, a Compensation Committee and a Nominating Committee.

  All members of the Board of Directors, other than outgoing Chairman Steinman and Mr. Doherty, attended at least 75% of its meetings and the meetings of any Committees of the Board of Directors of which they were members in 1999. Mr. Doherty attended over 75% of the Board of Director meetings and 67% (2 out of 3) of the Finance and Audit Committee meetings after his appointment to that Committee in October 1999.

  The current members of the Finance and Audit Committee are Messrs. Griffith, McMaken and Doherty. The Finance and Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to monitoring: (1) the integrity of the financial statements and the risk and control environment of the Company; (2) the compliance by the Company with legal and regulatory requirements; and (3) the independence and performance of the Company's independent auditors. The Finance and Audit Committee also reviews and makes recommendations to the Board regarding: (i) all proposed new capital formation plans, including planned issuances of equity securities and debt instruments; and (ii) certain acquisitions, investments and divestitures proposed by the management of the Company.

  The current members of the Compensation Committee are Messrs. Doherty, Finn and Riney. Mr. Riney replaced Mr. Averbuch on the Compensation Committee in April 2000. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, key executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives.

  The current members of the Nominating Committee are Messrs. Pasternak, Doherty, Finn and Sanfilippo. The Nominating Committee makes recommendations to the Board of Directors as to whom to nominate as Directors of the Company. The Nominating Committee also considers nominee recommendations from stockholders of the Company.

  In 1999, the Finance and Audit Committee and Compensation Committee met for regularly scheduled meetings and each also took actions by unanimous written consent. The Nominating Committee acted by unanimous written consent.

Compensation of Directors

  Messrs. Pasternak, Raquet, Lazarowitz, Sanfilippo, Hajas, and Turner, officers of the Company, receive no remuneration for serving on the Board of Directors. Each of the independent Directors receive an annual fee of $18,000 and a meeting fee of $1,000 for each of the Board of Directors or Committee meetings attended. Committee chairpersons received an additional fee of $3,000 per year. All directors are reimbursed for out-of-pocket expenses. Each newly elected independent director is granted an option to purchase 16,000 shares of Class A Common Stock. In addition, on the first business day following each annual meeting of our stockholders, each continuing independent director will be granted an option to purchase 8,000 shares of Class A Common Stock. For the fiscal year ended December 31, 1999, directors of the Company who were not officers received the above-described directors' fees from the Company in the amount of $233,000.

Executive Officers

  The executive officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of the Company as of March 31, 2000 (none of whom has a family relationship with another executive officer):

 Name                    Age Position
 ----                    --- --------
 Kenneth D. Pasternak...  46 President, Chief Executive Officer and Director
 Walter F. Raquet.......  55 Executive Vice President and Director
                             Executive Vice President, Chief Financial Officer,
 Robert I. Turner.......  47 Treasurer and Director
 Robert M. Lazarowitz...  43 Executive Vice President and Director
                             Executive Vice President and Director, President,
 Anthony M. Sanfilippo..  43 Knight Capital Markets
                             Director, Chief Executive Officer, Knight
 Peter S. Hajas.........  39 Financial Products
 David Shpilberg........  49 Executive Vice President, Chief Operating Officer
                             and Chief Technology Officer
 John G. Hewitt.........  49 President, Knight Securities
                             Senior Vice President, General Counsel and
 Michael T. Dorsey......  44 Secretary

  For selected biographical information with respect to certain of the executive officers, please see "Nominees For Election as Directors" beginning on page 5. Selected biographical information with respect to all other executive officers is set forth hereafter.

  David Shpilberg (49), Executive Vice President, Chief Operating Officer and Chief Technology Officer of the Company, recently joined the Company in April 2000. From 1991 to 2000, Dr. Shpilberg was a partner in the Management Consulting Services Division of Ernst & Young. Dr. Shpilberg most recently served as Vice Chairman and Chief Technology Officer of this worldwide division. Before that, he was Vice President of Information Technology in the Equities and Asset Management Divisions at Goldman, Sachs & Company from 1989 to 1991. From 1983 to 1989, Dr. Shpilberg was a partner in the Management Consulting Services division of Coopers & Lybrand. Dr. Shpilberg received his B.S. in Aeronautics and Astronautics in 1972, his M.S. in Operations Research in 1973, and his Ph.D. in Management Science in 1976, all from the Massachusetts Institute of Technology.

  Michael T. Dorsey (44), Senior Vice President, General Counsel and Secretary, has been with the Company since March 1998. From June 1994 to March 1998, Mr. Dorsey served as the Chief Legal Officer to Prudential Investment Management Services LLC and its predecessor, in the institutional money management unit of The Prudential Insurance Company of America. From 1986 until June 1994, Mr. Dorsey served as an attorney in the SEC's Division of Market Regulation, holding various posts including Special Counsel to the Assistant Director and then Branch Chief of the Office of Compliance Inspections and Oversight. Mr. Dorsey received a B.S.B.A. in Finance from the St. Louis University in 1981, a J.D. from the University of Missouri-Columbia in 1984 and an LL.M. in Securities Regulations from Georgetown University Law Center in 1989. Mr. Dorsey is admitted to the Missouri and Illinois state bars.

Executive Compensation

  The following table sets forth information regarding compensation paid for each of the last three completed fiscal years for Kenneth D. Pasternak, the Company's Chief Executive Officer, and the company's five other most highly paid executive officers (together with the Chief Executive Officer, the Named Executive Officers):

                          Summary Compensation Table

                                                                          Long-Term
                                   Annual Compensation                   Compensation
                         ----------------------------------------------  ------------
                                                                          Securities
                                                           All Other      Underlying
  Name and Principal     Year     Salary    Bonus(1)     Compensation(2)  Options(3)
  ------------------     ----    -------- -----------    --------------  ------------
Kenneth D. Pasternak...  1999    $250,000 $19,155,017(4)   $   24,244           --
 President and Chief
  Executive Officer      1998     250,000   5,081,905(4)    3,714,990     2,000,000
                         1997     250,000   3,084,742(4)    5,421,289           --

Walter F. Raquet.......  1999     250,000   6,859,466           6,269           --
 Executive Vice
  President              1998     250,000   1,829,588       3,714,990       750,000
                         1997     250,000   1,219,788       5,421,289           --

Robert I. Turner.......  1999     200,000   2,610,947       4,871,710           --
 Executive Vice
  President, Chief
  Financial              1998     195,422     766,587           5,000       550,000
 Officer and Treasurer   1997     140,576     379,708           4,750           --

Robert M. Lazarowitz...  1999     250,000   1,200,155           8,683           --
 Executive Vice
  President              1998     250,000     878,752       3,714,990       350,000
                         1997     250,000     872,038       5,421,289           --

Anthony M. Sanfilippo..  1999     250,000   1,200,152           5,533           --
 Executive Vice
  President              1998     250,000     496,399         385,457       350,000
                         1997(5)   33,753      40,972             --            --

John G. Hewitt ........  1999(5)  127,885   2,218,606           7,379       300,000
 President, Knight
  Securities             1998         --          --              --            --
                         1997         --          --              --            --

--------
(1) Includes discretionary incentive cash bonuses paid pursuant to the Incentive Plan described below. Also includes amounts which may have been deferred under the Company's Nonqualified Deferred Compensation Plan.
(2) Includes self-employment earnings reported for the LLC, contributions by the Company on behalf of each of the executive officers by the Company under the Company's 401(k) defined contribution plan, taxable income from the exercise of nonqualified employee stock options and taxable fringe benefits.
(3) The number of shares covered by options to purchase the Company's Class A Common Stock granted during the applicable year, adjusted for the Company's two-for-one stock split during May 1999. See further discussion below.
(4) Includes $4,238,732, $1,273,709 and $60,025 paid as trading compensation to Mr. Pasternak for the years ended December 31, 1999, 1998 and 1997, respectively.
(5) Executive Officer was only an employee with the Company for part of that year.

                       Option Grants During Fiscal 1999

  The following table sets forth grants of stock options to each of the named executive officers during the year ended December 31, 1999.

                                       Individual Grants
                         ----------------------------------------------
                                                                         Potential Realizable
                                                                               Value at
                                     Percent of                          Assumed Annual Rates
                                       Total                                      of
                         Number of    Options                                Stock Price
                         Securities   Granted                              Appreciation for
                         Underlying to Employees Exercise or                Option Term(1)
                          Options        in      Base Price  Expiration ----------------------
          Name            Granted   Fiscal Year   Per Share     Date        5%         10%
          ----           ---------- ------------ ----------- ---------- ---------- -----------
John G. Hewitt..........  300,000       28.3%      $52.63     06/28/09  $9,929,617 $25,163,600
 President, Knight
  Securities

--------
(1) Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Class A Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

Year-End Option Values

  The following table sets forth information concerning stock options exercised and the number and value of unexercised options held by each of the named executive officers on December 31, 1999. All share and per share amounts have been adjusted for the Company's two-for-one stock split during May 1999.

  Aggregated Options Exercised in 1999 and Option Values at December 31, 1999

                                                         Number of Shares
                                                            Underlying           Value of Unexercised
                                                      Unexercised Options at    In-the-Money Options at
                                                         December 31, 1999       December 31, 1999(2)
                         Shares Acquired    Value    ------------------------- -------------------------
          Name             on Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Kenneth D. Pasternak....         --             --     500,000     2,000,000   $19,375,000  $77,500,000
Walter F. Raquet........         --             --     187,500       750,000     7,265,625   29,062,500
Robert I. Turner........     137,500     $4,862,498        --        412,500           --    15,984,375
Robert M. Lazarowitz....         --             --      87,500       350,000     3,390,625   13,562,500
Anthony M. Sanfilippo...         --             --      87,500       350,000     3,390,625   13,562,500
John G. Hewitt..........         --             --         --        300,000           --           --

--------
(1) Upon exercising the stock options, the named officer sold the shares acquired. "Value realized" computed as the excess of the sales price over the option price. This may not represent the amount actually realized by the named officer.
(2) Computed by subtracting the option exercise price from the closing price per share of the Company's Class A Common Stock of $46.00 as reported by the National Market System of The Nasdaq Stock Market and multiplying this amount by the number of exercisable and unexercisable options. This may not represent the amounts that will actually be realized by the named officers.

Management Contracts and Change in Control Agreements

  Shortly before the Company's initial public offering, the Company entered into a new employment agreement substantially the same as the prior LLC employment agreement with Mr. Pasternak and amended the LLC agreements of Messrs. Raquet, Steinman and Lazarowitz, as well as the prior employment agreement with Mr. Sanfilippo (collectively, the Executives). The term of Mr. Pasternak's agreement (the New Agreement) is four years, beginning on the date of the consummation of the Company's initial public offering, with annual, automatic one-year extensions beginning on the fourth anniversary of such date unless either party gives notice of nonrenewal at least 60 days before such anniversary. The term of the amended agreements of the remaining Executives (the Amended Agreements) ended on March 23, 2000, and such agreements were not renewed.

  Mr. Pasternak's New Agreement provides that he is President and Chief Executive Officer of the Company and President and Chief Executive Officer of Knight Securities. Mr. Pasternak receives an annual salary of $250,000, which may be, from time to time, increased by the Board of Directors.

  The New Agreement and each of the Amended Agreements provides, or provided, for the payment of an annual bonus pursuant to the Company's 1998 Incentive Plan and for participation in current and future employee benefit plans. In addition, the New Agreement of Mr. Pasternak provides, and the Amended Agreement of Mr. Sanfilippo provided, for the payment of profit sharing equal to a percentage (in the case of Mr. Pasternak, 35%; in the case of Mr. Sanfilippo, a percentage consistent with the Company's other traders) of the net, before-tax trading profits of the Executive's personal trading account, and the respective Amended Agreements of Messrs. Steinman and Lazarowitz provided for the payment of an additional amount bonus until March 20, 2000, equal in each case to 5% of the before tax earnings of Knight Capital Markets.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee was formed in April 1998. Set forth below is a description of the policies and practices that the Compensation Committee will implement with respect to future compensation determinations.

  Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and stockholders that: (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program; and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

  The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus; and
(2) a long-term compensation component composed of equity-based awards pursuant to the 1998 Long-Term Incentive Plan.

  Annual Compensation. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. In addition, the compensation of the Chief Executive Officer determined by the Compensation Committee is subject to the terms of his existing employment agreement. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

  The Company has established a profit-pool incentive plan (the Incentive
Plan), currently consisting of four sub-profit pools, one for the Company (disregarding its subsidiary companies) (the Company Sub-Pool), one for Knight Securities (the Knight Securities Sub-Pool), one for Knight Capital Markets (the Knight Capital Markets Sub-Pool) and one for Knight Financial Products (the Knight Financial Products Sub-Pool). The Incentive Plan also provides for the creation of a new sub-pool at the time of each future formation or acquisition of a new Company subsidiary, to be allocated by such person or persons as determined by a committee of the Board of Directors consisting of its executive officers (the Executive Board).

  The annual Company Sub-Pool equals 15% of the before-tax profits of the Company (on an unconsolidated basis) earned by the Company during each fiscal quarter (not taking into account amounts paid out pursuant to the Incentive
Plan) and will be allocated on a quarterly basis by the Chief Executive Officer of the Company. The annual Knight Securities Sub-Pool equals 15% of the before-tax profits earned by Knight Securities during each fiscal quarter (not taking into account amounts paid out pursuant to the Incentive Plan), and is allocated on a quarterly basis by the Chief Executive Officer of Knight Securities. The annual Knight Capital Markets Sub-Pool equals 15% of the before-tax profits earned by Knight Capital Markets during each fiscal quarter (not taking into account amounts paid out pursuant to the Incentive Plan), and is allocated on a quarterly basis by the Chief Executive Officer and President of Knight Capital Markets. The annual Knight Financial Products Sub-Pool equals 15% of the before-tax profits earned by Knight Financial Products during each fiscal quarter (not taking into account amounts paid out pursuant to the Incentive Plan), and is allocated on a quarterly basis by the Chief Executive Officer of Knight Financial Products. Such officers may not themselves receive an allocation from any sub-profit pool in any year unless the entire Company, on a consolidated basis, earns a before-tax profit. All allocations will be subject to the approval of the Chief Executive Officer of the Company.

  Mr. Pasternak is the only Company named executive officer currently under an employment contract. See "Management Contracts and Change in Control Agreements." Increases in the base salaries of the named executive officers and the bonus portion of their annual compensation will be based upon the considerations noted above.

  Long-term Compensation. To align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Knight/Trimark Class A Common Stock. These equity-based awards will be granted by the Compensation Committee pursuant to the 1998 Long-Term Incentive Plan. Individuals to whom equity-based awards are to be granted and the amount of Knight/Trimark Class A Common Stock related to equity-based awards will be determined at the discretion of the Board of Directors. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

  Compensation of Chief Executive Officer. In 1999, Mr. Pasternak's compensation consisted of three components: (1) his base salary under his New Agreement ($250,000); (2) 35% of profits from his personal trading account in calendar 1999, as provided by his New Agreement ($4,328,732); and (3) his share of the Knight Securities Sub-Pool for calendar 1999 ($14,824,285). The Knight Securities Sub-Pool was allocated by Mr. Pasternak, as Chief Executive Officer of Knight Securities. No bonuses were paid out of the Company Sub-Pool in 1999. Mr. Pasternak received no compensation in 1999 that was within the discretion of the Board of Directors or the Compensation Committee.

                                          Compensation Committee
                                          Charles V. Doherty
                                          Gene L. Finn
                                          Rodger O. Riney

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, and before the formation of the Compensation Committee, decisions concerning the compensation of executive officers were made by the entire Board of Directors. Since the Company's initial public offering, decisions concerning executive compensation have been made by the Compensation Committee. The Compensation Committee currently consists of Messrs. Doherty, Finn, and Riney, none of whom has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Certain members of the Company's Board of Directors are parties to transactions with the Company.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

  The graph below compares the total cumulative return of the Knight/Trimark Class A Common Stock from July 8, 1998 (the date trading of the Knight/Trimark Class A Common Stock commenced) through December 31, 1999, to the Standard & Poor's 500 Index, the SNL All Broker/Dealer Index and an industry peer group. The graph assumes that dividends were reinvested and is based on an investment of $100 on July 8, 1998.





                           Total Return Performance

                                 [LINE GRAPH]


                                              Period Ending
                           ---------------------------------------------------
          Index            7/8/98 12/31/98 03/31/99 06/30/99 09/30/99 12/31/99
          -----            ------ -------- -------- -------- -------- --------
Knight/Trimark Group,
 Inc...................... 100.00  150.79   422.05   759.84   373.23   579.53
S&P 500................... 100.00  106.11   111.40   119.25   111.80   128.44
SNL All Broker/Dealer
 Index.................... 100.00   83.73   122.14   136.91   104.92   141.55
Industry Peer Group....... 100.00  101.27   162.96   177.91   120.95   142.82

The Company included the following companies in its industry peer group:
  Ameritrade Holding Corporation
  E*TRADE Group, Inc.
  Merrill Lynch & Co. Inc.
  The Charles Schwab Corporation
  National Discount Brokers Group

Section 16(a) Beneficial Ownership Reporting Compliance

  The Company's executive officers, directors and ten percent stockholders are required under Section 16(a) of the Securities Exchange Act of 1934, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the The Nasdaq Stock Market. Copies of these reports must also be furnished to the Company. Based solely upon its review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended December 31, 1999, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with in a timely manner.

            PROPOSAL 4--TO AMEND THE 1998 LONG-TERM INCENTIVE PLAN

  The Board of Directors of the Company has unanimously approved and recommends that the stockholders approve an amendment (the "Plan Amendment") to the Company's 1998 Long-Term Incentive Plan (the "1998 Plan") to increase the number of shares of the Company's Class A Common Stock authorized for issuance thereunder from 14,291,000 shares to 24,291,000 shares. The Board adopted the Plan Amendment because the number of shares currently available under the 1998 Plan is insufficient to satisfy the Company's anticipated incentive compensation needs for current and future employees. The Board believes that the adoption of the Plan Amendment would, among other things, enhance the long-term stockholder value of the Company by offering opportunities to the Company's employees, directors, officers, and other service providers to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. The Board believes that existing option grants and stock awards have contributed substantially to the successful achievement of the Company and that the granting of stock options and stock awards for these purposes is comparable with the practices of other high-technology and financial services companies. In addition, the lack of a Plan Amendment would unnecessarily restrict the Company's ability to pursue opportunities for future acquisitions, mergers, and other corporate transactions. The Board of Directors believes that the Plan Amendment is necessary to provide the Company with the flexibility to pursue the types of opportunities described above without the added delay and expense of obtaining stockholder approval each time an opportunity requiring the issuance of shares under the Plan may arise. If the Plan Amendment is approved, the Company will have additional authorized shares of Class A Common Stock available for future grants, including grants in connection with any acquisitions by the Company.

  Under applicable Delaware law, the affirmative vote of the holders of a majority of the Class A Common Stock outstanding on the record date is required to adopt the proposed amendment to the Certificate of Incorporation. As a result, abstentions and broker non-votes are effectively equivalent to votes against this proposal. Unless otherwise instructed, properly executed proxies that are timely received and not subsequently revoked, but not marked, will be voted in favor of the proposed amendment to the Certificate of Incorporation.

                                SUMMARY OF PLAN

  The Company adopted the 1998 Plan, and it took effect, immediately before its initial public offering. Currently, a maximum of 14,291,000 shares of Class A Common Stock are reserved for issuance under the 1998 Plan, subject to equitable adjustment in the event of a change in the Company's capitalization.

  The 1998 Plan is administered by a committee established by the Board of Directors, the composition of which will at all times satisfy the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as in effect from time to time, including any successor thereof. This committee has full authority, subject to the provisions of the 1998 Plan, to determine, among other things, the persons to whom awards under the 1998 Plan will be made, the size of these awards, and the specific terms and conditions applicable to awards, including, but not limited to, the duration, vesting and exercise or other realization periods, the circumstances for forfeiture and the form and timing of payment. The 1998 Plan limits the number of shares of Class A Common Stock that may be the subject of awards to any grantee in any calendar year to one million shares.

  Awards, including stock options, restricted stock and restricted stock units may be made under the 1998 Plan to selected employees and independent contractors of the Company and its present or future subsidiaries and affiliates, in the discretion of the committee. Substantially all of the Company's employees are eligible to receive awards under the 1998 Plan. Currently, approximately 925 employees and independent contractors of the Company and its subsidiaries are eligible to receive awards under the 1998 Plan. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. The exercise price of an option will not be less than the fair market value per share of Class A Common Stock on the date of grant. The exercise price of an option may be paid in cash or Class A Common Stock or by way of a "broker's cashless exercise" or other similar arrangement approved by the committee. Options that have a term of not more than 10 years will become exercisable at that time and upon such terms as the committee may determine, and may be exercised following termination of employment as determined by the committee in the document evidencing the award.

  Restricted stock is Class A Common Stock transferred to the grantee, generally without payment to the Company, which shares are subject to certain restrictions and to a risk of forfeiture. A restricted stock unit is a right to receive shares of Class A Common Stock or cash at the end of a specified period, subject to a risk of forfeiture. The vesting of restricted stock and restricted stock units may be conditioned upon the satisfaction of specified performance criteria. Currently, the maximum number of shares of Class A Common Stock that may be awarded as restricted stock under the 1998 Plan is one million.

  In the event of a "change of control," as defined in the 1998 Plan, (1) any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested, (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 1998 Plan will lapse and that award will fully vest and (3) any performance conditions imposed with respect to awards will have been deemed met.

  The 1998 Plan may, at any time and from time to time, be altered, amended suspended, or terminated by the Board of Directors, in whole or in part, provided that no amendment that, in the opinion of counsel, requires stockholder approval will be effective unless such amendment has received the requisite approval of stockholders. In addition, no amendment may be made that adversely affects any of the rights of a grantee under any award theretofore granted, without such grantee's consent.

  Set forth below is a brief discussion of certain federal income tax consequences relating to awards that may be granted pursuant to the 1998 Plan.

  Nonqualified Stock Options. In the case of a nonqualified stock option, an option holder generally will not be taxed upon the grant of the option. Rather, at the time of exercise of that nonqualified stock option, the option holder will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the option price, which is referred to as the spread. The Company will generally be entitled to a tax deduction at the time and in the amount that the holder recognizes ordinary income.

  Incentive Stock Options. In the case of an incentive stock option, the tax recognition event will generally occur upon the disposition of the shares acquired upon exercise of the incentive stock option, rather than upon the grant of the incentive stock option or upon its exercise within the employment-related period prescribed by the Code for this purpose, which is referred to as timely exercise. The spread will, however, be an item of tax adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code. If, upon disposition of the shares acquired upon exercise, the special holding period requirements prescribed in the Code with respect to incentive stock options have been satisfied, which is referred to as a qualifying disposition, any taxable income will constitute capital gain in an amount equal to the excess of the sale proceeds over the exercise price. The Company will not be entitled to a tax deduction with respect to the timely exercise of an incentive stock option or the subsequent qualifying disposition of shares so acquired. The tax consequences of any untimely exercise of an incentive stock option or non-qualifying disposition of acquired shares will be determined in accordance with the rules applicable to nonqualified stock options, as described in the preceding paragraph, except that, in the case of a non-qualified disposition, the tax recognition event will occur upon that disposition.

  Exercise with Shares. An option holder who pays the option price upon exercise of an option, in whole or in part, by delivering already-owned shares of stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances. Rather, recognition of that gain or loss will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

  Restricted Stock. Generally, the grant of restricted stock has no federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), the holder will recognize ordinary income in an amount equal to the fair market value of those shares. A holder may, however, elect to be taxed at the time of the grant. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

  Restricted Stock Units. In the case of restricted stock units, a holder generally will not be taxed upon the grant of such units or upon the lapse of restrictions on such units but, rather, will recognize ordinary income in an amount equal to the value of the shares and cash received at the time of such receipt. The Company will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

  The foregoing summary constitutes a brief overview of the principal federal income tax consequences relating to the above-described awards based upon current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences. Participants in the 1998 Plan should consult their personal tax advisors to determine the specific tax consequences to them of awards and other transactions relating thereto.

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE PLAN AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL

               PROPOSAL 5--RATIFICATION OF SELECTION OF AUDITORS

  The Finance and Audit Committee and the Board of Directors of the Company has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. Although stockholder action on this matter is not required, this appointment is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

  PricewaterhouseCoopers LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2000.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

  The following table sets forth, as of March 31, 2000, certain information regarding the beneficial ownership of Knight/Trimark Common Stock by: (i) each of the Company's executive officers; (ii) each Director of the Company; (iii) each nominee for election as a Director of the Company; (iv) each person who is known to the Company to own beneficially more than 5% of the Common Stock; and (v) all officers and Directors of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the officers and Directors of the Company, such information is based solely on a review of Schedules 13D and 13G filed with the SEC. As of March 31, 2000 there were [426] holders of record of Knight/Trimark Class A Common Stock.

                                                      Number of
                                                        Shares     Percentage
                                                     Beneficially  of Shares
                                                        Owned     Beneficially
Name and Address of Beneficial Owner                    (1)(2)      Owned(1)
------------------------------------                 ------------ ------------
Steven L. Steinman(3)...............................   7,959,398      6.52%
Kenneth D. Pasternak................................   7,209,288      5.90
Walter F. Raquet(4).................................   7,389,106      6.05
Robert I. Turner....................................         --       --
Robert M. Lazarowitz(5).............................   7,348,888      6.02
Anthony M. Sanfilippo...............................     551,942       *
Peter S. Hajas......................................   2,783,825      2.28
David Shpilberg.....................................         --        --
John G. Hewitt......................................         --        --
Michael T. Dorsey...................................      12,000       *
Charles V. Doherty..................................       7,000       *
Gene L. Finn........................................      18,000       *
Gary R. Griffith....................................      16,800       *
Bruce R. McMaken....................................       3,000       *
J. Joe Ricketts.....................................         --        --
Rodger O. Riney(7)..................................   1,631,212      1.34
V. Eric Roach.......................................         --        --
Ameritrade Holding Corporation(6)...................   7,907,350      6.47
All executive officers and directors as a group (17
 persons)...........................................  34,930,459     28.60%

--------
*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares.
(2) Unless otherwise indicated, the address for each beneficial owner is c/o Knight/Trimark Group, Inc. Newport Tower, 23rd Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310.
(3) Mr. Steinman, outgoing Chairman, owns a nominal amount of the Company's Class A Common Stock, and the remainder of the shares attributed to him are owned by Steinman Family Associates, L.P., a Delaware limited partnership, in which he is the general partner and the limited partners are his wife and a trust for the benefit of certain members of his immediate family.
(4) Two million of the shares listed in the table above as being owned by Mr. Raquet are subject to a zero-cost collar arrangement.
(5) Mr. Lazarowitz owns a nominal amount of the Company's Class A Common Stock, and the remainder of the shares attributed to him are owned by Lazarowitz Family Associates, L.P., a Delaware limited partnership, in which he is the general partner and the limited partners are his wife and a trust for the benefit of certain members of his immediate family.
(6) The address of Ameritrade Holding Corporation is Fourteen Wall Street, New York, NY 10005-2176.
(7) The shares attributed to Mr. Riney are owned by four trusts for the benefit of Mr. Riney and his immediate family. Mr. Riney has voting power over all of these shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Ameritrade. At March 31, 2000, Ameritrade Holding Corporation owned 7,907,350 shares of our Class A Common Stock. Mr. J. Joe Ricketts, the chairman of Ameritrade, is a director of Knight/Trimark. For the year ended December 31, 1999, Ameritrade was the source of 10.5% of our order flow. During the same period, aggregate payments by us to Ameritrade for order flow equaled $15.2 million.

  Discover Brokerage Direct. At March 31, 2000, Discover Brokerage Direct, Inc. did not own any shares of our Class A Common Stock. Mr. V. Eric Roach, the former president of Discover, is a director of Knight/Trimark. For the year ended December 31, 1999, Discover was the source of 1.36% of our order flow. During the same period, aggregate payments by us to Discover for order flow equaled $3.9 million.

  Sanders Morris Harris. At March 31, 2000, Sanders Morris Harris Inc. did not own any shares of our Class A Common Stock. Mr. Bruce R. McMaken, a managing director of Sanders Morris Harris, is a director of Knight/Trimark. For the year ended December 31, 1999, Sanders Morris Harris was the source of less than 1% of our order flow. During the same period, aggregate payments by us to Sanders Morris Harris for order flow equaled $2,100.

  Scottsdale Securities. At March 31, 2000, employees and affiliates of Scottsdale Securities, Inc. owned 1,652,470 shares of our Class A Common Stock. Mr. Rodger O. Riney, the president of Scottsdale, is a director of Knight/Trimark, and has beneficial ownership of 1,631,212 of such shares. For the year ended December 31, 1999, Scottsdale was the source of 2.0% of our order flow. During the same period, aggregate payments by us to Scottsdale for order flow equaled $3.3 million.

  Adirondack Trading Partners. We hold a minority stake in Adirondack Trading Partners LLC, the funding vehicle for the International Securities Exchange which will be the first entirely electronic options market maker in the United States. Martin Averbuch, a former member of Knight/Trimark's board of directors who resigned in January 2000, is president and chief executive officer of Adirondack Trading Partners.

                            ADDITIONAL INFORMATION

  The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Knight/Trimark Group, Inc. Newport Tower, 23rd Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310. Each such request must set forth a good faith representation that, as of the Record Date, April 5, 2000, the person making the request was a beneficial owner of Common Stock entitled to vote.

  To ensure timely delivery of such documents before the Annual Meeting, any request should be received by the Company promptly.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 2000 Annual Meeting must be received by the Company not later than December 15, 2000 for inclusion in the proxy materials for such meeting. Such proposals should be sent by Certified Mail--Return Receipt Requested to the attention of the Secretary of the Company, Knight/Trimark Group, Inc. Newport Tower, 23rd Floor, 525 Washington Boulevard, Jersey City, New Jersey 07310.

                                OTHER BUSINESS

  Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before such Annual Meeting, the persons named in the enclosed Proxy or their substitutes intend to vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.